FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

                 THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Amendment”) is made effective this ___ day of _________, 2006 by and among LASALLE BUSINESS CREDIT, LLC, successor by merger to LaSalle Business Credit, Inc., as Agent (“Agent”)for LASALLE BANK MIDWEST NATIONAL ASSOCIATION (formerly known as Standard Federal Bank National Association)(“Lender”), MTS MEDICATION TECHNOLOGIES, INC. (formerly known as Medical Technology Systems, Inc.) (“MTS”) and MTS PACKAGING SYSTEMS, INC. (“Packaging”, and with MTS, each a “Borrower” and collectively, the “Borrowers”).

BACKGROUND

                 A.     Agent, Lender and Borrowers previously entered into that certain Loan and Security Agreement dated June 26, 2002 (as amended by that certain First Amendment to Loan and Security Agreement dated July 8th, 2003, that certain Second Amendment to Loan and Security Agreement dated June 18, 2004, that certain Third Amendment to Loan and Security Agreement dated February 22, 2006 and as the same may be further amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

                 B.     Agent, Lender and Borrowers desire to amend the Loan Agreement in accordance with the terms and conditions set forth herein.

                 C.     Capitalized terms used herein and not otherwise defined shall have the meanings provided for such terms in the Loan Agreement.

                 NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Definitions.

(a)	The definition of “Maximum Loan Limit” set forth in Section 1of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Maximum Loan Limit” shall mean Twelve Million Eight Hundred Sixteen Thousand Dollars ($12,816,000.00).”

(b)	The definition of “Maximum Revolving Loan Limit” set forth in Section 1of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Maximum Revolving Loan Limit” shall mean Five Million Dollars ($5,000,000.00).”

(c)	Section 1of the Loan Agreement is hereby amended by adding the following definitions alphabetically where they would otherwise appear:

““Contingent Obligations”as applied to any Person, shall mean the undrawn face amount of any letters of credit issued for the account of such Person and shall also mean any obligations of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness, leases, dividends, letters of credit or any or other obligations (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Obligation or, where such Contingent Obligation is specifically limited to a portion of any such Primary Obligation, that portion to which it is limited or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“ “LIBOR Rate Overadvance Term Loan”shall mean any portion of the Overadvance Term Loan bearing interest with reference to the LIBOR Rate.”

“ “EBITDA”shall mean, with respect to any period, the net income of any Person after taxes for such period, (excluding any gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business), excluding cash tax rebates, and excluding other extraordinary gains or losses), plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus without duplication, any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.”

“ “Stock Repurchase Date” shall mean the date on which all Preferred Stock is repurchased by Borrower.”

“ “Stock Repurchase Price” shall mean the total amount paid to Subordinated Lender to repurchase all of the Preferred Stock.”

“ “Total Funded Debt” shall mean, as to a particular Person at any particular time, the sum of the following, calculated in accordance with GAAP: (a) all obligations for borrowed money (whether as a direct obligor on a promissory note, bond, debenture, or other similar instrument, as a reimbursement obligor with respect to an issued letter of credit or similar instrument, as an obligor under a contingent obligation (including, without limitation, any Contingent Obligation) in respect of borrowed money, or as any other type of direct or contingent obligor); and (b) all capitalized lease obligations (other than the interest component of such obligations).”

2.	Overadvance Term Loan. The Loan Agreement is hereby amended by adding the following as Sections 2(d)(A) and 2(e)(vi)(A) thereto:

“ 2(d)(A) Overadvance Term Loan. Subject to the terms and conditions of this Agreement and the Other Agreements, Lender shall make a term loan to the Borrowers in an amount equal to Six Million Four Hundred Thousand Dollars ($6,400,000.00) (the “Overadvance Term Loan”). The entire principal amount of the Overadvance Term Loan shall be advanced on the Stock Repurchase Date.”

“ 2(e)(vi)(A) Repayments. The principal of the Overadvance Term Loan shall be repaid in (i) equal and consecutive monthly installments of principal of One Hundred Seventy-Seven Thousand Seven Hundred Seventy-Seven and 78/100 Dollars ($177,777.78) each, payable on the first day of each month commencing the first day of the first month following the Stock Repurchase Date, and (ii) if not repaid in full previously in accordance with the terms of this Agreement, one final payment of the remaining principal balance thereof, together with all interest and fees accrued and unpaid thereon on the last day of the Term. If any such payment due date is not a Business Day, then such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.”

3.	Repayment of the Capital Expenditure Loan. Section 2(e) (iv) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(iv) The principal of the Capital Expenditure Loan shall be repaid (A) in consecutive monthly installments, payable on the first day of each month commencing the first day of the month next succeeding the month in which such Capital Expenditure Loan is made, each in an amount equal to (I) Fourteen Thousand Dollars ($14,000.00) for each payment made during the first twelve (12) months of such Capital Expenditure Loan, (II) Twenty-Eight Thousand Dollars ($28,000.00) for each payment made during the thirteenth (13th) through twenty-fourth (24th) months of such Capital Expenditure Loan, (III) Forty Thousand Dollars ($40,000.00) for each payment made after the twenty-fourth (24th) but prior to the last day of the Term and (B) if not repaid in full previously in accordance with the terms of this Agreement, one final payment of the remaining principal balance thereof, together with all interest and fees accrued and unpaid thereon, on the last day of the Term. If any such payment due date is not a Business Day, then such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.”

4.	Repayment of Term Loan C. Section 2(e)of the Loan Agreement is hereby amended by adding the following as Section 2(e)(vi) thereto:

“(vi) Repayment of Term Loan C. The principal of Term Loan C shall be repaid in (i) twelve (12) equal and consecutive monthly installments of principal of Sixteen Thousand Dollars ($16,000.00), payable on the first day of each month during the period beginning on and including August 1, 2004 and ending on and including July 31, 2005, (ii) twelve (12) equal and consecutive monthly installments of principal of Thirty-Two Thousand Dollars ($32,000.00), payable on the first day of each month during the period beginning on and including August 1, 2005 and ending on and including July 31, 2006, (iii) equal and consecutive monthly installments of principal of Fifty-Two Thousand Dollars ($52,000.00), payable on the first day of each month commencing August 1, 2006 and ending on and including June 30, 2007 and (ii) one final payment of the remaining principal balance thereof, together with all interest and fees accrued and unpaid thereon, on July 1, 2007. If any such payment due date is not a Business Day, then such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.”

5.	Interest Rate. Section 4(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)	Interest Rate. Subject to the terms and conditions set forth herein, each Loan shall bear interest as follows:

(i)	Each Revolving Loan (other than Revolving Loans supported by the Overadvance Amount) shall bear interest at the per annum rate of interest set forth in subsection (A) or (B) below:

(A)	the Prime Rate in effect from time to time.

(B)	one and three quarters of one percent (1.75%) in excess of the LIBOR Rate for the applicable Interest Period selected by Borrowers by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (I) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (II) the final Interest Period shall be such that its expiration occurs on or before the end of the Term; and (III) if for any reason Borrowers shall fail to timely select a period, then such Revolving Loans shall continue as, or revert to, Prime Rate Loans, such rate to remain fixed for such Interest Period.

(ii)	Intentionally Deleted.

(iii)	Intentionally Deleted.

(iv)	Intentionally Deleted.

(v)	Term Loan C shall bear interest at the per annum rate of interest set forth in subsection (A) or (B) below:

(A)	one-quarter of one percent (.25%) per annum in excess of the Prime Rate

(B)	two and one-quarter of one percent (2.25%) in excess of the LIBOR Rate for the applicable Interest Period selected by Borrowers by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (I) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (II) the final Interest Period shall be such that its expiration occurs on or before the end of the Term; and (III) if for any reason Borrowers shall fail to timely select a period, then such portion of Term Loan C shall continue as, or revert to, Prime Rate Loans, such rate to remain fixed for such Interest Period.

(vi)	Each Capital Expenditure Loan shall bear interest at the per annum rate of interest set forth in subsection (A) or (B) below:

(A)	one-quarter of one percent (.25%) per annum in excess of the Prime Rate in effect from time to time.

(B)	two and one-quarter of one percent (2.25%) in excess of the LIBOR Rate for the applicable Interest Period selected by Borrowers by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (I) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (II) the final Interest Period shall be such that its expiration occurs on or before the end of the Term; and (III) if for any reason Borrowers shall fail to timely select a period, then such Capital Expenditure Loans shall continue as, or revert to, Prime Rate Loans, such rate to remain fixed for such Interest Period.

(vii)	The Overadvance Term Loan shall bear interest at the per annum rate of interest set forth in subsection (A) or (B) below:

(A)	three-quarters of one percent (.75%) per annum in excess of the Prime Rate in effect from time to time.

(B)	two and three-quarters of one percent (2.75%) in excess of the LIBOR Rate for the applicable Interest Period selected by Borrowers by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (I) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (II) the final Interest Period shall be such that its expiration occurs on or before the end of the Term; and (III) if for any reason Borrowers shall fail to timely select a period, then such portion of the Overadvance Term Loan shall continue as, or revert to, Prime Rate Loans, such rate to remain fixed for such Interest Period.

All such interest to be payable on Prime Rate Loans shall be payable on the first Business Day of each month in arrears. All such interest to be payable on LIBOR Rate Loans shall be payable on the last Business Day of each month in arrears and on the last Business Day of such Interest Period. Said rates of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate, effective on the effective date of each such change in the Prime Rate. Upon the occurrence of an Event of Default and during the continuance thereof, each Loan shall bear interest at the rate of two percent (2%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.”

6.	Unused Line. Section 4(b)(ii) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) Unused Line Fee. The Borrowers shall pay to Agent and unused line fee of one-quarter of one percent (.25%) of the difference between the Maximum Revolving Loan Limit and the average daily balance of the outstanding Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Agent and payable monthly in arrears on the first Business Day of each month. Said fee shall be calculated on the basis of a 360-day year.”

7.	Other LIBOR Provisions. Section 4(d)(ix) of the Loan Agreement is hereby deleted in its entirety and replaced with:

“(ix) No more than six (6) Interest Periods may be in effect with respect to outstanding LIBOR Rate Revolving Loans, LIBOR Rate Term C Loans and LIBOR Rate Overadvance Loans at any one time. No more than one (1) Interest Period may be in effect with respect to outstanding LIBOR Rate CapEx Loans at any one time.”

8.	Term. The reference contained in Section 10(i) to “July 1, 2007” is hereby deleted and replaced with “July 1, 2009”.

9.	Prepayment Premium. The last sentence of Section 10(i) is hereby deleted in its entirety.

10.	Inspections. The reference to “$750.00” in the last sentence of Section 12(d) of the Loan Agreement is hereby deleted and replaced with “$800.00”.

11.	Proceeds. Section 12(g) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(g) Use of Proceeds. All monies and other propertyo btained by any Borrower from Agent pursuant to this Agreement shall be used solely as follows: (a) the proceeds of the initial Loans shall be used to refinance all existing indebtedness of each Borrower or any Guarantor owing to South Trust Bank; (b) a portion of Term Loan C shall be used to repay Borrowers’ outstanding obligations in under Term Loan A; (c) the proceeds of the Overadvance Term Loan shall be used to repurchase all of the Preferred Stock; and (d) the proceeds of the remainder of Term Loan C and all other Loans shall be used for working capital and general corporate purposes.”

12.	Financial Covenants.

(a)	Section 14(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Tangible Net Worth. MTS and its Subsidiaries on a consolidated basis shall maintain at all times during each time period set forth below a Tangible Net Worth of not less than the amount set forth below opposite each such time period:

Period	Tangible Net Worth

As of March 31, 2006	$10,859,000.00 (the "2006 Tangible Net Worth Requirement")

As of April 1, 2006 and at all times through and including March 30, 2007	the greater of (i) the 2006 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2006; provided however; that for each measurement period after the Stock Repurchase Date, the Tangible Net Worth requirement will be reduced by the Stock Repurchase Price.

As of March 31, 2007	$800,000 plus the greater of (i) the 2006 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2006 (the “2007 Tangible Net Worth Requirement”); provided however; that for each measurement period after the Stock Repurchase Date, the Tangible Net Worth requirement will be reduced by the Stock Repurchase Price.

As of April 1, 2007 and at all times through March 30, 2008	the greater of (i) the 2007 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2007; provided however; that for each measurement period after the Stock Repurchase Date, the Tangible Net Worth requirement will be reduced by the Stock Repurchase Price.

As of March 31, 2008	$800,000 plus the greater of (i) the 2007 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2007 (the “2008 Tangible Net Worth Requirement”); provided however; that for each measurement period after the Stock Repurchase Date, the Tangible Net Worth requirement will be reduced by the Stock Repurchase Price.

As of April 1, 2008 and at all times through and including March 30, 2009	the greater of (i) the 2008 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2008; provided however; that for each measurement period after the Stock Repurchase Date, the Tangible Net Worth requirement will be reduced by the Stock Repurchase Price.

As of March 31, 2008	$800,000 plus the greater of (i) the 2008 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2008 (the “2009 Tangible Net Worth Requirement”); provided however; that for each measurement period after the Stock Repurchase Date, the Tangible Net Worth requirement will be reduced by the Stock Repurchase Price.

As April 1, 2009 and at all times thereafter	of the greater of (i) the 2009 Tangible Net Worth Requirement and (ii) 95% of Tangible Net Worth at March 31, 2009; provided however; that for each measurement period after the Stock Repurchase Date, the Tangible Net Worth requirement will be reduced by the Stock Repurchase Price”.

(b)	Section 14(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(d) Total Funded Debt to EBITDA Ratio. MTS and its Subsidiaries on a consolidated basis will maintain a ratio of Total Funded Debt to EBITDA, measured on a rolling four quarter basis, of not greater than 3.0 to 1.0 for the fiscal quarter ending March 31, 2007 and as of the end of each fiscal quarter thereafter.”

13.	Stock Repurchase.

(a)	Borrowers have informed Agent that they intend to repurchase all of the Preferred Stock in a single transaction with a purchase price not to exceed Six Million Five Hundred Thousand Dollars ($6,500,000.00) (the “Stock Repurchase”). Subject to the terms and conditions of Sections 13(b) and (c) below, Agent hereby consents to the Stock Repurchase and, solely for the purposes of avoiding the occurrence of an Event of Default which could be caused by the Stock Repurchase, waives Borrowers’ compliance with those provisions of the Loan Agreement and each of the Other Agreements which would prohibit the Stock Repurchase, including without limitation, the covenants set forth in Sections 13(d), 13(e), 13(f), 13(j) and 13(l) of the Loan Agreement.

(b)	Agent’s consent and waiver with respect to the Stock Repurchase is contingent upon Agent’s receipt of the following: (i) a fully executed copy of an Amendment, Ratification and Confirmation of the Continuing Unconditional Guarantee by each of the Guarantors (the “Surety Ratifications”), (ii) a fully executed promissory note evidencing Borrowers’ obligations under the Overadvance Term Loan (the “Overadvance Term Note”) and (iii) copies of all documents executed in connection with the Stock Repurchase, each of which shall be in form and substance satisfactory to Agent.

(c)	Agent’s consent to the Stock Repurchase is contingent on the Stock Repurchase Date occurring on or before January 30, 2007. If the Stock Repurchase Date does not occur on or before January 30, 2007, Lender shall have no obligation to advance the Overadvance Term Loan.

(d)	The consent and waiver contained in this Section 13 (i) is given solely in connection with the Stock Repurchase and does not constitute the consent or approval by Agent or Lender to any other stock purchase and (ii) shall not be deemed to be an agreement, obligation or commitment by Agent or Lender to consent to any other transactions which would be prohibited by the terms and conditions of the Loan Agreement or any of the Other Agreements.

14.	Note. Contemporaneously with the execution of this Amendment, Borrowers shall execute and deliver to Agent a Second Amended and Restated Revolving Note in the face amount of Five Million Dollars ($5,000,000.00) (the “Second A/R Note”), which shall be in form and content acceptable to Agent.

15.	Grant of Security Interest. As security for the payment of all Loans, including without limitation, the Overadvance Term Loan, and for the payment or other satisfaction of all other Liabilities, each Borrower hereby grants and assigns to Agent for the benefit of Agent and Lender a continuing lien and security interest in all Collateral, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located.

16.	Daily/Weekly Reports. Notwithstanding anything to the contrary contained in the Loan Agreement, if a Default or Event of Default has not occurred, Borrowers will not be required to deliver to Agent the reports required under Section 9(a) of the Loan Agreement.

17.	Amendment/References. The Loan Agreement and the Other Agreements are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Other Agreements to (a) the “Liabilities”shall include, without limitation, the Overadvance Term Loan; (b) the “Loan Agreement”shall mean the Loan Agreement as amended hereby; (c) the “Loans”shall include, without limitation, the Overadvance Term Loan; (d) the “Other Agreements”shall include, without limitation, this Amendment, the Overadvance Term Note, the Second A/R Note, the Surety Ratifications and all other instruments or agreements executed pursuant to or in connection with the terms hereof; and (e) the “Term Loans” shall include, without limitation, the Overadvance Term Loan.

18.	Release. Borrowers and each Guarantor acknowledge and agree that it has no claims, suits or causes of action against Agent or Lender and hereby remises, releases and forever discharges Agent, Lender, their officers, directors, shareholders, employees, agents, successors and assigns from any claims, suits or causes of action whatsoever, in law or equity, which either Borrower or any Guarantor has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

19.	Additional Documents; Further Assurances. Borrowers shall take such other actions and execute and deliver to Agent, or to cause to be executed and delivered to Agent, at the sole cost and expense of Borrowers, from time to time, all documents, agreements, statements, certificates and information as Agent shall reasonably request to evidence or effect the terms of the Loan Agreement, as amended, or any of the Other Agreements, as amended, or to enforce or protect Agent’s interest in all Collateral. All such documents, agreements, statements, certificates and information shall be in form and content acceptable to Agent.

20.	Further Agreements and Representations. Each Borrower does hereby:

(a)	ratify, confirm and acknowledge that, as amended hereby, the Loan Agreement and all Other Agreements are valid, binding and in full force and effect;

(b)	covenant and agree to perform all obligations of such Borrower contained herein, in the Loan Agreement and in the Other Agreements, as amended hereby;

(c)	acknowledge and agree that as of the date hereof, such Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Loan Agreement or any of the Other Agreements or the enforcement of any of the terms or conditions thereof;

(d)	represent and warrant that no Default or Event of Default exists under the Loan Agreement;

(e)	acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the Other Agreements, and does not constitute a release, termination or waiver of any of the liens, security interests, rights or remedies granted to Agent therein, which liens, security interests, rights and remedies are hereby ratified, confirmed, extended and continued as security for the Liabilities as amended; and

(f)	acknowledge and agree that such Borrower’s failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Other Documents as amended.

21.	Fees, Costs, Expenses and Expenditures. Each Borrower agrees to pay all of Agent’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including, without limitation, fees, disbursements, expenses and disbursements of counsel retained by Agent and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.

22.	No Waiver. Nothing contained herein constitutes an agreement or obligation by Agent or Lender to grant any further amendments to the Loan Agreement or any of the other Loan Documents. Except as expressly set forth in Section 13 hereof, nothing contained herein constitutes a waiver or release by Agent or Lender of any Event of Default or of any rights or remedies available to Agent or Lender under the Loan Documents or at law or in equity.

23.	Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the Other Agreements, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and the Other Agreements not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

24.	Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

25.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

26.	Severability. The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

27.	Modifications. No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

28.	Headings. The headings of the articles, sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

29.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same agreement.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first above written.

MTS MEDICATION TECHNOLOGIES, INC. (formerly known as Medical Technology Systems, Inc.

By:	___________________________________
Name/Title:	Michael P. Conroy, Vice President and Chief Financial Officer

MTS PACKAGAING SYSTEMS, INC.

By:	___________________________________
Name/Title:	Michael P. Conroy, Vice President

LASALLE BUSINESS CREDIT, LLC, successor by merger to LaSalle Business Credit, Inc., as Agent for LaSalle Bank Midwest National Association, formerly known as Standard Federal Bank National Association

By:	___________________________________
Name/Title:

LASALLE BANK MIDWEST NATIONAL ASSOCIATION (formerly known as Standard Federal Bank National Association)

By:	___________________________________
Name/Title:

STATE OF ________________________	:
SS:
STATE OF ________________________	:

        On this, the ______ day of _____________, 2006, before me, a notary public, the undersigned officer, personally appeared ___________, who acknowledged himself/herself to be the ______________ of MTS MEDICATION TECHNOLOGIES, INC., a Delaware corporation, and that he/she as such officer of such corporation, being authorized to do so executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself/herself as such officer.

        IN WITNESS WHEREOF, I hereunto set my hand and official seal.

_________________________
Notary Public
My Commission Expires:

STATE OF ________________________	:
SS:
STATE OF ________________________	:

        On this, the ______ day of _____________, 2006, before me, a notary public, the undersigned officer, personally appeared ___________, who acknowledged himself/herself to be the ______________ of MTS PACKAGING SYSTEMS, INC., a Florida corporation, and that he/she as such officer of such corporation, being authorized to do so executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself/herself as such officer.

        IN WITNESS WHEREOF, I hereunto set my hand and official seal.

_________________________
Notary Public
My Commission Expires: